Exhibit 99.1

AEP Industries Inc. Reports Fiscal 2015 Results

Announces Second Quarter 2016 Dividend of $0.25 Per Common Share and Intention to Pay Quarterly Dividends

MONTVALE, N.J., Jan. 14, 2016 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI) (the "Company" or "AEP") today reported financial results for its fiscal year ended October 31, 2015.

Net sales for fiscal 2015 decreased $51.6 million, or 4%, to $1,141.4 million from $1,193.0 million for fiscal 2014. The decrease was the result of a 3% decrease in average selling prices, primarily due to the pass through of lower resin costs, combined with a 1% decrease in sales volume compared to the prior fiscal year. Fiscal 2015 also included a $9.5 million negative impact of foreign exchange related to our Canadian operations.

Gross profit for fiscal 2015 was $181.7 million, an increase of $59.8 million, or 49%, compared to the prior fiscal year. Excluding the impact of the LIFO reserve change of $30.3 million during the periods, gross profit increased $29.5 million primarily resulting from improved material margins partially offset by higher manufacturing costs, including health and utility costs, an increase in share-based compensation expense associated with the Company's performance units, an increase in the provision related to employee cash performance incentives and an asset impairment charge related to the poor performance of a new machine, currently in litigation. Fiscal 2015 also included a $1.4 million negative impact of foreign exchange related to our Canadian operations.

Operating expenses for fiscal 2015 were $120.3 million, an increase of $6.3 million, or 6%, compared to the prior fiscal year. The increase is primarily due to an increase in share-based compensation costs associated with the Company's stock options and performance units and an increase in the provision related to employee cash performance incentives partially offset by a decrease in delivery expense primarily due to lower fuel costs and volumes sold. Fiscal 2015 also included a $1.1 million positive impact of foreign exchange related to our Canadian operations.

Brendan Barba, Chairman and Chief Executive Officer of the Company, said, "Like many other companies, AEP's sales volume was negatively impacted by unusual volatility in the resin markets in fiscal 2015. While we are disappointed in our sales volume for fiscal 2015, we are very pleased with our improved margins resulting primarily from declining resin prices, as well as our diligent cost management. Importantly, we continue to maintain a strong balance sheet and operate from a position of financial flexibility and as a result, we are very happy to announce our intention to pay quarterly dividends to our shareholders beginning in the second quarter of fiscal 2016. We believe we are poised for long-term growth and creating shareholder value".

Interest expense for fiscal 2015 was $18.8 million, a decrease of $0.8 million as compared to the prior fiscal year primarily resulting from lower average borrowings under the Company's credit facility during the comparable periods and lower interest expense related to our capital lease obligations.

Net income for fiscal 2015 was $28.8 million, or $5.64 per diluted share, as compared to a net loss of $5.5 million, or $(1.03) per diluted share in fiscal 2014.

Adjusted EBITDA (defined below) was $76.1 million in fiscal 2015 as compared to $46.1 million in fiscal 2014.

Second Quarter 2016 Dividend; Intent to Issue Future Quarterly Dividends

The Board of Directors confirmed its intention to declare quarterly dividends, beginning in fiscal 2016 with a quarterly dividend of $0.25 per common share. On January 13, 2016, the Board of Directors declared a cash dividend of $0.25 per common share, payable on February 16, 2016 to stockholders of record on February 1, 2016. Future dividends to our common stockholders are at the discretion of the Board and depend on the cash available to us, our financial condition, capital and other liquidity requirements, restrictions in our debt instruments, applicable law and such other factors as the Board deems relevant.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense), net, and share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Fiscal 2015	Fiscal 2014
	(in thousands)	(in thousands)

Net income (loss)	$ 28,837	$ (5,506)
Provision (benefit) for income taxes	15,408	(3,934)
Interest expense	18,790	19,571
Depreciation and amortization expense	31,567	31,507
(Decrease) increase in LIFO reserve	(26,615)	3,647
Other non-operating income	(317)	(270)
Share-based compensation	8,403	1,073
Adjusted EBITDA	$ 76,073	$ 46,088

The Company invites all interested parties to listen to its fiscal 2015 conference call live over the Internet at www.aepinc.com on January 15, 2016, at 10:00 a.m. ET or by dialing 866-610-1072 for domestic participants or 973-935-2840 for international participants and referencing passcode 12193175. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of flexible plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, the timing and completion, in part or full, of the significant capacity increase announced by North American resin producers in future years and its impact on future resin pricing; the ability to manage resin price volatility, including passing raw material price increases to customers in full or in a timely fashion; delayed purchases by certain customers during periods when resin prices are expected to decrease in the near term; the availability of raw materials; competition in existing and future markets; disruptions in the global economic and financial market environment; the Board's discretion to pay future dividends and contractual and other restrictions related thereto; and limited contractual relationships with customers. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2015 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED OCTOBER 31, 2015 AND 2014
(in thousands, except per share data)

	2015	2014
NET SALES	$1,141,391	$1,192,990
COST OF SALES	959,729	1,071,085
Gross profit	181,662	121,905
OPERATING EXPENSES:
Delivery	49,879	51,589
Selling	37,788	36,550
General and administrative	32,592	25,772
Total operating expenses	120,259	113,911
OTHER OPERATING INCOME (EXPENSE):
Business interruption insurance recovery	—	2,050
Gain (loss) on sales of property, plant and equipment, net	1,315	(183)
Operating income	62,718	9,861
OTHER INCOME (EXPENSE):
Interest expense	(18,790)	(19,571)
Other, net	317	270
Income (loss) before (provision) benefit for income taxes	44,245	(9,440)
(PROVISION) BENEFIT FOR INCOME TAXES	(15,408)	3,934
Net income (loss)	$28,837	$(5,506)
BASIC EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$5.66	$(1.03)
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) per common share	$5.64	$(1.03)

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com